Exhibit 99.1

A Message from Richard Zimmerman, President and CEO, Cedar Fair Entertainment Company

March 13, 2020

Beginning March 14, 2020, Cedar Fair will close three parks as well as delay the pending openings of three other parks through the end of the month, including the following:

•	Park closings:

– Knott’s Berry Farm, Buena Vista, California

– Schlitterbahn Waterpark & Resort, New Braunfels, Texas

– Schlitterbahn Waterpark, Galveston, Texas

•	Delay in park openings:

– California’s Great America, Santa Clara, California

– Carowinds, Charlotte, North Carolina

– Kings Dominion, Doswell, Virginia

Hotels, RV sites and other overnight facilities located near our parks will remain open.

We continue to follow guidance from local and state officials and the Center for Disease Control (CDC). While there have been no confirmed cases of COVID-19 at our properties, we believe this is the right decision for our guests, associates and the community.

Our guests and associates are considered family. We have their wellbeing at the forefront of our decision making. We are committed to responding to questions and requests over the days and weeks ahead and appreciate everyone’s continued support and patience as we manage through this ongoing situation.